Exhibit 99.3

Contact:

Steven H. Benrubi

(949) 699-3947

THE WET SEAL, INC. ANNOUNCES THE COMPANY

WAS ONE OF MANY RETAILERS TARGETED BY

MAJOR CREDIT CARD DATA THEFT RING IN 2008

NO EVIDENCE THAT ANY CUSTOMER DATA WAS

TAKEN

FOOTHILL RANCH, CA, March 29, 2010 — The Wet Seal, Inc. (Nasdaq: WTSLA), a leading specialty retailer to young women, reported today that the Company was one of many retailers targeted by a credit card data theft ring involving Albert Gonzalez, who was sentenced last Friday in the United States District Court of Massachusetts for his role in the matter.

Ed Thomas, President and Chief Executive Officer, commented: “In May 2008, we became aware that a criminal group obtained unauthorized access to our information systems in an attempt to steal credit and debit card data of our customers. Through an investigation led by an independent, third-party computer forensics firm, and corroborated by members of the U.S. Secret Service and U.S. Department of Justice who led the government’s prosecution of Mr. Gonzalez, we found no evidence to indicate that any customer credit or debit card data or other personally identifiable information was taken. In working with the major credit card processing agencies, we also have identified no instances of credit card fraud to suggest that any such data was taken.

“Within two days of our becoming aware of this matter, we implemented systems enhancements that eliminated our identified vulnerability. We have also passed the most recent information security audit of our systems, whereby we achieved compliance under the Payment Card Industry Data Security Standard (PCI DSS).

“The security of our customer’s personal information is of utmost importance to us, and we acted quickly and decisively when this matter arose two years ago. We are pleased that time has proven, as we believed from the outset, that none of our customer information was taken.”

About Wet Seal

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of February 27, 2010, the Company operated a total of 501 stores in 47 states, the District of Columbia and Puerto Rico, including 422 Wet Seal stores and 79 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SOURCE: The Wet Seal, Inc.